EXHIBIT 99.2

ENTRAVISION COMMUNICATIONS CORPORATION APPOINTS

CHRISTOPHER T. YOUNG AS EXECUTIVE VICE PRESIDENT AND CHIEF

FINANCIAL OFFICER

Santa Monica, California, February 28, 2008 – Entravision Communications Corporation (NYSE: EVC) announced today the appointment of Christopher T. Young as Executive Vice President and Chief Financial Officer, effective approximately April 15, 2008. Mr. Young will replace John DeLorenzo, who is returning to the East Coast to pursue other interests and who will remain with the company until that date.

Walter Ulloa, Chairman and Chief Executive Officer of Entravision, commented, “Chris has been a key contributor to our organization during the past eight years and we are pleased he will now lead our financial department. Chris is a seasoned executive who served as our Outdoor division’s CFO prior to becoming President of the unit. With the sale of Outdoor, this will be a smooth transition as Chris knows our business very well and has worked closely with John DeLorenzo since 2002. We look forward to benefiting from Chris’ proven expertise as we continue to focus on strengthening our presence in the nation’s fastest growing Hispanic markets.”

Mr. Young commented, “I am thrilled to expand my role with Entravision during this exciting period in the company’s history. Entravision has built a tremendous media platform to serve the nation’s fast-growing Hispanic population. The opportunity to capitalize on the company’s position to further build our audience and attract an increasing share of advertising dollars, has never been greater. I am looking forward to working with the Entravision management team in continuing to implement the company’s business plan.”

Mr. Ulloa commented, “John DeLorenzo has made major contributions to Entravision’s operations and transformation during the past six years. He is a dedicated and seasoned professional with a unique understanding of the media business. It has been a pleasure to have worked with him in maximizing our performance. On behalf of our shareholders, board and employees, I would like to thank John for his outstanding service to our company.”

Mr. Young was most recently the President of Entravision’s Outdoor Division, a position he held since 2004. Previously, Mr. Young had been the Outdoor Division’s Chief Financial Officer, a role he had held since 2000. Before joining Entravision, Mr. Young had been with the Bank of Montreal, where he was responsible for all of the bank’s corporate finance activity for the broadcasting and outdoor advertising industries. Mr. Young’s prior experience includes tenures at both the Bank of Tokyo in its corporate finance group and Chase Manhattan Bank. He holds a Bachelor of Arts degree in Economics from Columbia University.

Entravision Communications Corporation is a diversified Spanish-language media company utilizing a combination of television, radio and outdoor operations to reach Hispanic consumers across the United States, as well as the border markets of Mexico. Entravision is the largest affiliate group of both the top-ranked Univision television network and Univision’s TeleFutura network, with television stations in 20 of the nation’s top 50 Hispanic markets. The company also operates one of the nation’s largest groups of primarily Spanish-language radio stations, consisting of 48 owned and/or operated radio stations. The company’s outdoor operations consist of approximately 10,600 advertising faces concentrated primarily in Los Angeles and New York. Entravision shares of Class A Common Stock are traded on The New York Stock Exchange under the symbol: EVC.

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For more information, please contact:

Mike Smargiassi/Joe Lobello

Brainerd Communicators, Inc.

212-986-6667